Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

December 15, 2017

Iron Mountain Incorporated

One Federal Street

Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel to Iron Mountain Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 14,500,000 shares of common stock (the “Shares”), par value $0.01 per share, of the Company.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as corrected by a Certificate of Correction; (ii) the Company’s Bylaws; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-209827) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (iv) the prospectus, dated February 29, 2016, contained within the Registration Statement; (v) the preliminary prospectus supplement related to the Shares, dated December 11, 2017; (vi) the prospectus supplement related to the Shares, dated December 12, 2017; (vii) the form of Common Stock Certificate of the Company; (viii) the Underwriting Agreement related to the Shares, dated December 12, 2017, between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc. and Evercore Group LLC, as representatives of the several underwriters named in Schedule I thereto; and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

December 15, 2017

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP